EXHIBIT (6) (b)

SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT (the “Agreement”) is dated as of March 16, 2009 by and among DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND and DIVIDEND CAPITAL GLOBAL REALTY EXPOSURE FUND, each a Delaware statutory trust (each a “Fund” and collectively, the “Funds”), DIVIDEND CAPITAL INVESTMENTS, LLC, a Delaware limited liability company (the “Adviser”) and CALAMOS ADVISORS LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and each Fund has entered into an Investment Advisory Agreement dated as of May 30, 2006 and June 20, 2007 (the “Advisory Agreements”) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Funds; and

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended, including the rules and regulations thereunder (the “1940 Act”), as a closed-end management investment company and may issue an unlimited number of common shares of beneficial interest, $0.001 par value per share; and

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, including the rules and regulations thereunder (the “Advisers Act”); and

WHEREAS, each Fund and the Adviser desires to retain the Subadviser to furnish investment advisory services to the Funds as provided below, and the Subadviser is willing to furnish such services;

NOW, THEREFORE, it is hereby agreed among the parties hereto as follows:

1. Duties of the Subadviser. (a) The Funds and the Adviser hereby engages the services of the Subadviser for the period and under the terms set forth in this Agreement. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of the Funds (the “Managed Assets”). The Subadviser will (i) determine in its discretion, and subject to the oversight and review of the Adviser, the securities to be purchased or sold in its portion of the assets of the Funds, (ii) promptly provide the Adviser with copies of records concerning the Subadviser’s activities which the Adviser or the Funds are required by applicable law to maintain, and (iii) render regular reports to the Adviser and to officers and Trustees of the Funds as they may reasonably request concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to oversight by the officers and the Trustees of the Funds and in compliance with such reasonable policies as the Trustees of the Funds may from time to time establish and communicate in writing to Subadviser, and in compliance with (a) the objectives, policies, and limitations for the Funds set forth in each Fund’s current prospectus and statement of additional information, as amended and supplemented from time to time, as provided to Subadviser, and (b) applicable laws and regulations.

(b) The Subadviser represents and warrants to the Funds and the Adviser that it will manage the Managed Assets in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, and subject to Section 10(c) hereof, the Subadviser represents and warrants as to the Managed Assets that the Subadviser’s management of the Managed Assets will be designed to achieve (1) qualification by the Funds to be treated as a “regulated investment company” under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) compliance with (a) the provisions of the 1940 Act that relate to the investment of Fund assets, including maintaining those assets in custody with institutions designated by the Funds; and (b) federal and state securities and commodities laws applicable to Subadviser’s portfolio management responsibilities; provided that for purposes of Sections 10(f), 12(d), and 17(a), (d) and (e) of the 1940 Act, the Subadviser shall seek to maintain compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser.

(c) The Subadviser further represent and warrants to the Funds and the Adviser that (i) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Funds, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (ii) it will immediately notify the Adviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Funds; and (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Subadviser and is a valid and binding agreement of the Subadviser enforceable in accordance with its terms.

(d) The Subadviser further represents and warrants to each Fund and the Adviser that (1) to the extent that any statements or omissions made in any registration statement on Form N-2 for shares of a Fund (“Registration Statement”), or in any amendment or supplement thereto, or proxy statement of a Fund prepared in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder (“Proxy Statement”), are made in reliance upon and in conformity with information furnished in writing by the Subadviser expressly for use therein, such statements or omissions in the Registration Statement or Proxy Statement and in any amendments or supplements thereto will, when the Registration Statement or Proxy Statement and any amendments thereto become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the “1933 Act”), 1934 Act and the 1940 Act, and such statements or omissions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (2) to the extent that any statements or omissions made in contracts, sales material or other documents are made in reliance upon and in conformity with information furnished in writing by the Subadviser expressly for use therein, such statements or omissions in the contracts, sales material and other documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Subadviser shall not be responsible for other expenses of the Funds, including, without limitation, fees of the Funds’ independent public accountants, transfer agent, custodian and other service providers who are not employees of the Subadviser; brokerage commissions and other transaction-related expenses; tax reporting; taxes levied against the Funds or any of its property; and interest expenses of the Funds. The Subadviser does not warrant that the investment performance of the portion of the Funds’ assets managed by the Subadviser will match the performance of any index or other benchmark, such as any other account managed by the Subadviser.

(f) The Subadviser agrees: (i) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

(g) The Subadviser shall be responsible for the preparation of Schedule 13G, Form 13F, and Form SH in connection with securities held by the Funds that are specifically part of the assets managed by the Subadviser. The Subadviser shall not be responsible for filing Schedule 13G, Form 13F, or Form SH with respect to any securities held by the Funds that are not managed by the Subadviser. The Subadviser shall not be responsible for the preparation or filing of any reports required of the Funds by any governmental or regulatory agency, except as expressly agreed to in writing.

(h) The Subadviser agrees: (i) to maintain a written code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Funds in advance of the approval of this Agreement, and (ii) to institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement.

(i) The Subadviser agrees: (i) to maintain policies and procedures in accordance with Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act, and (ii) to promptly make available such policies and procedures and other materials reasonably requested from time to time by the agents of the Funds and the Adviser (including but not limited to, the Chief Compliance Officer of each entity).

2. Portfolio Transactions. (a) The Subadviser is responsible for decisions, and is hereby authorized, to buy or sell securities and other investments for the Funds, to select broker-dealers and futures commission merchants to execute such purchases or sales, and to negotiate brokerage commissions and futures commission merchants’ rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants in such a manner and on such terms as may, in the Subadviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider factors relevant to execution quality such as price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of trades involving blocks of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Trustees may determine that are consistent with Section 28(e) of the 1934 Act, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser’s having caused the Funds to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Funds and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Funds and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for the Funds. The Subadviser will promptly communicate to the Adviser and (through the Adviser) to the officers and the Trustees of the Funds such information relating to portfolio transactions as they may reasonably request, including but not limited to, any reports prepared by independent third parties relating to the execution costs of such transactions if such reports exist. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Funds with contemporaneous purchase or sell orders for other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Funds and to such other clients. The Adviser and the Funds hereby acknowledge that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

(b) The Subadviser is prohibited from consulting with another subadviser who is providing investment advice to the Funds concerning transactions for the Funds in securities or other assets. The Subadviser will provide investment advice solely with respect to the Managed Assets.

3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Funds and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. The Subadviser’s fee shall be paid by the Adviser without regard to any reduction in the fees paid by the Funds to the Adviser under its Advisory Agreement as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. As full compensation to the Subadviser for the services rendered under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rate set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for the Funds listed thereon. Such fee shall be calculated by the Funds’ custodian and accrued daily, and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior day’s net assets in order to calculate the daily accrual). If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

4. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the investments held by the portion of the Funds that is managed by Subadviser and that are required to be maintained by a subadviser to the Funds pursuant to the requirements of Rule 31a-1 under that 1940 Act. Copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Subadviser on behalf of the Funds will be provided promptly to the Funds or the Adviser on request.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Funds’ auditors, the Funds or any representative of the Funds, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Funds.

The Subadviser agrees that all such maintained records are the property of the Funds, and agrees to surrender such records promptly to the Funds at the request of the Funds or the Adviser. In the event of termination of this Agreement, such records shall be promptly returned to the Funds or the Adviser. The Subadviser may, however, retain copies of such records at its own cost.

5. Status of the Subadviser. The services of the Subadviser to the Adviser and the Funds are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. The Subadviser shall be deemed to be an independent contractor and shall, except as authorized by this Agreement or as otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

6. Advertising. Subadviser shall not publicly distribute any sales or advertising materials related to the Funds unless such material has been received and approved by the Adviser. Notwithstanding the foregoing, while this Agreement is in effect, Subadviser may include the Adviser’s and Funds’ names in its “client list” used in promotional materials with prior written consent of the Adviser and/or Funds, which shall not be unreasonably withheld.

7. Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for the Funds’ securities to the Adviser. So long as proxy voting authority for the Funds has been delegated to the Adviser, the Subadviser is hereby delegated the authority with respect to those securities that are specifically part of the Subadviser’s Managed Assets.

8. Reports. The Funds, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Funds as each may reasonably request.

9. Reference to the Subadviser. Neither the Funds nor the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior written approval of the Subadviser, which shall not be unreasonably withheld.

10. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent otherwise provided in the 1940 Act.

(b) The Subadviser agrees to indemnify and hold harmless the the Funds or the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Funds or the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by Subadviser’s disabling conduct; provided, however, that in no case is the Subadviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

(c) The Subadviser shall not be liable to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Funds or its shareholders for (i) any acts of the Adviser or any other subadviser to the Funds with respect to the portion of the assets of the Funds not managed by Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to a Fund, which records are not also maintained by the Subadviser or, to the extent such records relate to the portion of the assets managed by the Subadviser, otherwise available to the Subadviser upon reasonable request. The Adviser and Subadviser each agree that the Subadviser shall manage the Managed Assets as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Funds and qualifications of the Funds as a regulated investment company under the Code) only with respect to the Managed Assets.

11. Confidentiality. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Funds or to otherwise perform services as a Subadviser, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only as discussed above, or if the Adviser or the Board of Trustees of the Funds has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Funds to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may, in conformity with applicable law, disclose the total return earned by the portion of the assets of the Funds managed by the Subadviser and may include such total return in the calculation of composite performance information.

12. Term of the Agreement. This Agreement shall continue in full force and effect with respect to a Fund until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of a Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of a Fund or by vote of a majority of the outstanding voting securities of a Fund.

With respect to a Fund, this Agreement may be terminated at any time, without payment of a penalty by a Fund, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund, voting separately from any other Fund, or by the Adviser, on not less than 30 nor more than 60 days’ written notice to the Subadviser. This Agreement may be terminated by the Subadviser at any time, with respect to both the Adviser and a Fund, without the payment of any penalty, on at least 90 days’ written notice to the Adviser and a Fund. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined by the 1940 Act).

This Agreement will also automatically terminate, without the payment of any penalty, in the event that the Advisory Agreements by and between the Funds and the Adviser are terminated.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments. No modification of any provision of this Agreement shall be valid unless in writing signed by all parties hereto and in conformity with the requirements of the 1940 Act.

15. Governing Law. This Agreement shall be construed in accordance with the laws of the Delaware without regard to the conflicts provisions thereof, and the applicable provisions of the 1940 Act. To the extent the applicable laws of the Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by any means of overnight delivery that provides evidence of delivery, addressed as follows:

Subadviser:	Calamos Advisors LLC
2020 Calamos Court
Naperville, IL 60563
Attention: Maryann Bianchini

Adviser:	Dividend Capital Investments, LLC
518 Seventeenth Street
Suite 1200
Denver, CO 80202
Attention: President

Funds:	Dividend Capital Realty Income Allocation Fund
Dividend Capital Global Realty Exposure Fund
518 Seventeenth Street Suite 1200 Denver, CO 80202
Attention: President

17. Survival. All representations and warranties made by the Subadviser, the Adviser, or the Funds in this Agreement will survive for the duration of the Agreement, and the parties to this Agreement agree to notify each other in writing immediately upon becoming aware, but in no event later than five (5) calendar days, after becoming aware that any of the foregoing representations or warranties are no longer true. In addition, Sections 4, 10, and 11 shall survive the termination of this Agreement.

18. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction.

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

Dividend Capital Realty Income Allocation Fund

By:	/s/ Jeffrey W. Taylor
Name:	Jeffrey W. Taylor
Title:	VP and Treasurer

Dividend Capital Global Realty Exposure Fund

By:	/s/ Jeffrey W. Taylor
Name:	Jeffrey W. Taylor
Title:	VP and Treasurer

Dividend Capital Investments, LLC

/s/ Dave Agostine
Name:	Dave Agostine
Title:	President

Calamos Advisors LLC

By:	/s/ John P. Calamos Sr.
Name:	John P. Calamos Sr.
Title:	Chairman, CEO/CIO

SCHEDULE A

Fee Rate (as a percentage of the average daily market value of the portion of the Assets of the Fund the Subadviser manages for the Fund)

Fund

Dividend Capital Realty Income Allocation Fund	0.50%

Dividend Capital Global Realty Exposure Fund	0.50%

11